Exhibit 10.35

Unum Group

Severance Pay Plan

For

Executive Vice Presidents

OF

Unum Group

Effective January 1, 2007

Preamble

Unum Group (the “Corporation”) adopts this Severance Pay Plan for Executive Vice-Presidents of Unum Group (the “Plan”), effective as of January 1, 2007, in order to provide enhanced severance benefits to the Corporation’s full-time Executive Vice-Presidents, who are not parties to an employment agreement or severance agreement with the Corporation or eligible to participate in any other severance pay plan of the Corporation, in the event that their employment with the Corporation or its successor or affiliates is involuntarily terminated due to poor performance, job elimination, or Unum’s decision to fill the position with a different resource consistent with corporate direction. The purpose of the Plan is to provide an adequate and competitive bridge to new employment in such circumstances. Executive Vice-Presidents who are parties to Change in Control Agreements may still be eligible for benefits under the Plan in accordance with the terms of the Plan in the event their employment is involuntarily terminated due to poor performance, job elimination, or Unum’s decision to fill the position with a different resource consistent with corporate direction. in a situation that does not trigger payment under a Change in Control Agreement.

Unum employees who are eligible for and actually receive benefits under the Plan are participants in the Plan (“Participants”), provided that the Participant is terminated from employment and signs an agreement containing a general release of claims including such things as a release to the Company and all conceivably related persons or entities or affiliates from all known or unknown claims; a covenant never in the future to pursue any released claim; a promise never to seek employment with the Company or any affiliate in the future unless the Agreement is modified in writing by all authorized parties; a promise to repay any benefit equivalent to the number of weeks of severance pay which exceeds the number of weeks the participant was separated from service in the event of reemployment; and a promise not to disclose or use the Company’s or any of its affiliates’ or subsidiaries’ proprietary or trade secret information; and may include but not be limited to a promise not to solicit current or former customers, employees, or suppliers, to the fullest extent lawful; and may require a promise not to engage in business activities that compete with the Company or any of its affiliates or subsidiaries, to the fullest extent lawful on such form as shall be provided by the Corporation.

I.	Eligibility

1.	In order to be eligible to participate in the Plan, a person must be a full-time Executive Vice-President of Unum Group or in the same job level but having a different title with a wholly-owned subsidiary and sitused in the United States (an “Eligible employee”) as of the day immediately prior to his or her involuntary termination of employment due to poor performance, job elimination, or Unum’s decision to fill the position with a different resource consistent with corporate direction. For purposes hereof, an Employee shall be considered employed on a “full-time” basis if he is scheduled to work and actually works at least 40 hours per week.

For purposes of the Plan, “Employee” means any individual who is considered by the Employer to be in a legal employer-employee relationship with an

Employer and from whom taxes are currently being withheld (unless on an approved unpaid leave of absence).

For purposes of the Plan, “Employer” means, collectively or individually as the context may indicate, the Corporation, any of its predecessors, and any and all of its wholly owned subsidiaries in the United States. For purposes of the Plan, the terms Unum Group, Unum, or Corporation means collectively or individually as the context may indicate, Unum, any of its predecessors and any and all of its wholly-owned subsidiaries in the United States.

2.	To be eligible for severance payments and benefits, an Employee must be involuntarily separated from his or her employment with the Employer due to poor performance, job elimination, or Unum’s decision to fill the position with a different resource consistent with corporate direction.

3.	If any of the following apply, an Employee shall be ineligible to receive the severance payments and benefits under the Plan:

• death

• disability;

• resignation;

• retirement;

• job abandonment;

• termination for misconduct (as interpreted by the Plan Administrator in accordance with the Corporation’s Human Resources policies and procedures);

• termination for cause

• geographic transfer of the Employee to a comparable position with full relocation benefits;

• Employer, Corporation, any subsidiary, or affiliate, arranges for or offers comparable employment with the Employer, the Corporation, any subsidiary or affiliate, including but not limited to Colonial, or with a third party; or

• If an employee fails to exercise good faith while participating in any return to work program.

There shall be a strong presumption of a material diminution in an Employee’s base compensation and that an involuntary separation has occurred which qualifies an Eligible Employee for a severance benefit under this Plan if (i) the Employee’s primary component of cash compensation is generally annual base salary and (ii) there is a change in the current position or a change by the Employee to a new position which in either instance results in an annual base salary reduction of 15% or more and the Employee terminates employment. The Plan Administrator, however, in his sole discretion, may determine that the intent of the Plan is better served by; (i) paying a severance benefit under the Plan where the annual base salary reduction is less than 15% (but not less than 10%) or (ii) not paying a severance benefit even though the salary reduction is 15% or more (but not more than 20%).

The determination as to whether an Eligible Employee becomes ineligible to participate in the Plan shall be made by the Plan Administrator in his or her sole and absolute discretion.

For purposes of the Plan, “Termination for Cause” means the continued failure of the Employee to perform substantially the Employee’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Chief Executive Officer of the Corporation which specifically identifies the manner in which the Chief Executive Officer believes that the Employee has not substantially performed the Employee’s duties, or the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer, or conviction of a felony or guilty or nolo contendere plea by the Employee with respect thereto.

For purposes of the Plan, “disability” is defined as in either the Corporation’s Long Term or Short Term Disability Plan. Notwithstanding, employees whose positions are eliminated or filled while they are on full or partial disability leave will be eligible for severance, (1) when and if they are certified to return to work full-time and are no longer receiving any disability payments and (2) a comparable position with the Employer, Corporation, any subsidiary, or affiliate, including Colonial, or by arrangement with a third party is not available through any return to work program or otherwise. However, no individual will be eligible for severance if they have been on LTD leave for more than six (6) consecutive months.

4.	If any severance or termination benefits are due or paid under any other severance plan, employment agreement, severance agreement, change in control agreement, or other agreement or arrangement including but not limited to those sponsored by or entered into with Unum or any of its affiliates or subsidiaries including Colonial, or by virtue of state or federal law, the benefits and any sums due or paid to the employee under that plan, agreement, arrangement, or law shall be a complete dollar for dollar offset against any severance obligations or payments due under the Plan.

5.	This Plan neither constitutes a contract of employment between any Employee and the Employer nor does it create any right to continued employment for any specified time with the Employer. The Employee understands that the employment relationship remains “at will” and may be terminated at any time, with or without cause.

II.	Payments and Benefits

1.	The severance payment shall be equal to the sum of 18 months of the Participant’s annual base salary as in effect on the date of termination.

For purposes of the Plan, “base salary” means the fixed annualized base salary reflected on the current payroll system. The actual hours scheduled and worked as of the employee’s termination date will be used to determine the “base salary”.

“Base salary” excludes any other incentive plan payout, including performance based incentive (PBI); Employer contributions to retirement savings plans or deferred compensation; stock options; sign on bonuses, relocation benefits; or any other special awards.

2.

The severance payment shall be paid as a lump sum after the seven day revocation period following the signing of the Agreement and General Release, and within 2 1/2 months after the close of the year in which the severance benefits vest.

3.	Employer shall withhold appropriate federal and state taxes from the severance payment but there will be no deductions for the Corporation’s benefit and retirement plans. Deductions will be made for any outstanding debt owed by the separated Eligible Employee to the Employer.

4.	Participants shall not be entitled to continued coverage under the medical and dental benefit insurance plans of the Corporation (other than as may be required by the federal COBRA health care continuation requirements).

5.	Participants who are entitled to receive a severance payment under the Plan shall also be provided with limited outplacement benefits within reasonable limitations as to duration consistent with corporate policy, and as to dollar amount as established by the Corporation on a uniform basis for similarly situated employees. Unless the Corporation provides otherwise, outplacement services may be provided by an organization of the Participant’s choosing, and the Corporation will reimburse the cost thereof in an amount up to twenty percent (20%) of the Participant’s base salary as in effect on the date of termination.

6.	Severance benefits shall not be paid unless and until the eligible employee returns any and all Unum property.

III.	General Agreement and Release

In consideration for the payment of severance hereunder, the Eligible Employee shall execute a general agreement and complete release of claims against the Corporation, which shall be in substantially the form attached hereto as Appendix A or such other form as shall be approved by the Corporation.

IV.	Administration

1.	The Plan is administered by the Executive Vice-President – Legal and Administrative Affairs or such officer’s delegate or successor (the “Plan Administrator”). The Plan Administrator shall be the named fiduciary of the Plan, shall have complete discretionary authority to control and manage the operation and administration of the Plan, and shall have such other powers as are necessary to discharge its duties, including but not limited to, construing and interpreting the terms of the Plan, making rules and regulations to administer the Plan, deciding all questions concerning eligibility to participate in and receive benefits under the Plan, and determining the amount and time of payment of any benefits under the Plan. The Plan Administrator’s decisions shall be final and binding on all parties.

2.	The laws of the Sixth Circuit Court of Appeals shall govern this Plan.

3.	Except for any acts of misconduct, the Corporation shall indemnify and hold harmless the Corporation’s Plan Administrator and any of his or her delegates or successors from and against any liability, loss, cost or expense arising from any action or inaction by such party in connection with such party’s responsibilities under the Plan.

V.	Funding and Payment of Benefits

The benefits of the Plan shall be paid by the Employers out of general assets. Therefore, there is no separate fund of assets maintained in connection with the Plan. The Employers shall make severance payments under the Plan directly to the Participant.

VI.	Amendment and Termination

The Corporation may at any time (1) amend the Plan in any manner deemed advisable by it, (2) terminate or limit the Plan, or (3) terminate or limit the participation in the Plan by the Corporation, effective as of the date specified in the instrument of amendment or termination, with or without cause, and without the consent of any Eligible Employee. Such amendments may be retroactive to the extent deemed appropriate by the Corporation and may be made in contemplation of, or with specific reference to, a particular transaction, job elimination, reduction in force, or similar event. The Compensation Committee of the Board of Directors of Unum Group shall be authorized to adopt on behalf of the Corporation all amendments to the Plan. Amendments shall be adopted in writing.

VII.	Claims Procedure

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present a claim in writing to the Plan Administrator. The Plan Administrator shall respond to the claim within 90 days unless special circumstances require an extension of time of up to an additional 90 days. The Plan Administrator shall notify the claimant of the special circumstances and the date by which a decision is expected. If no response to a claim is received within the prescribed time, it shall be deemed denied.

If the claim is denied, the Plan Administrator shall give the claimant a written notice, including the specific reason for denial, with reference to pertinent Plan provisions. The denial shall include a description of any additional information necessary for the claimant to perfect a claim, an explanation of why such information is necessary and a description of the procedure for having the denied claim reviewed.

The claimant may request review of a denied claim by written notice to the Plan Administrator given within 60 days after receiving notification of denial. The claimant or authorized representative may submit a written application for review, may review pertinent documents and may submit issues and comments in writing. The Plan Administrator shall decide whether to affirm or reverse the earlier denial and give notice to the claimant.

The decision on review shall be made within 60 days after receipt of a request for review of the claim, unless special circumstances require an extension of time for up to an additional 60 days. The Plan Administrator shall give the claimant notice of such an extension. The Plan Administrator shall give the claimant written notice of the decision on review, including specific references to Plan provisions on which the decision is based. All decisions on review shall be final and binding on all parties concerned.

Any lawsuit must be filed within six months of such final determination.

VIII.	Formal Information

Plan Name and Type:

Unum Group

Severance Pay Plan for

Executive Vice-Presidents Of

Unum Group

Plan Sponsor Assigned No. ___

Plan year end: December 31

Plan Sponsor:

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Employer Identification No. [62-1598430]

Plan Administrator:

Executive Vice President – Law and Regulatory Affairs

Plan Administrator

Unum Group Severance Pay Plan for

Executive Vice-Presidents of Unum Group

Unum Group

1 Fountain Square

Chattanooga, TN 37402

Telephone No. (423) 755-6876

Agent for Service of Process:

General Counsel

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Telephone No. (423) 755-6876

This Plan was adopted by the Board of Directors of Unum Group on August 17, 2006, effective January 1, 2007; and amended on May 24, 2007, and January 1, 2009.